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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                                       OR
                       SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      Commission file number 333-26853-02

                   CHARTER COMMUNICATIONS ENTERTAINMENT, L.P.
                   ------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

 12444 Powerscourt Drive, Suite 400,  St. Louis, Missouri  63131 (314) 965-0555
 ------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)

                  Series B Senior Subordinated Notes due 1999
                  -------------------------------------------
            (Title of each class of securities covered by this Form)

                                 Not Applicable
                                 --------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


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
       Rule 12g-4(a)(1)(i)       / /
       Rule 12g-4(a)(1)(ii)      / /
       Rule 12g-4(a)(2)(i)       / /
       Rule 12 g-4(a)(2)(ii)     / /
       Rule 12h-3(b)(1)(i)       / /
       Rule 12h-3(b)(1)(ii)      / /
       quad Rule 12h-3(b)(2)(i)  / /
       Rule 12h-3(b)(2)(i)       / /
       Rule 12h-3(b)(2)(ii)      / /
       Rule 15d-6                /X/



Approximate number of holders of record as of the certification or notice date: 9
                                                                                -
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Pursuant to the requirements of the Securities Exchange Act of 1934 CHARTER
COMMUNICATIONS ENTERTAINMENT, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


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
DATED:  January 20, 1998
BY:  CCA Acquisition Corp., its general partner        BY:  CCT Holdings, Corp., its general partner

By:   /s/ Marcy A Lifton                               By:   /s/ Marcy A. Lifton
      ------------------                                     -------------------
     Marcy A. Lifton                                       Marcy A. Lifton
    Vice President and Senior Counsel                      Vice President and Senior Counsel
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